ALLBIRDS REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Exceeds Q2 2023 Guidance Targets; Delivers Continued Progress Under the Company’s Strategic Transformation Plan

Provides Third Quarter 2023 Financial Guidance

SAN FRANCISCO, Calif., August 8, 2023 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today reported financial results for the second quarter ended June 30, 2023.

Q2 2023 Overview

•Net revenue decreased 9.8% to $70.5 million versus a year ago and increased 3.8% compared to Q2 2021
•Net loss of $28.9 million, or $.19 per basic and diluted share
•Adjusted EBITDA1 loss of $18.3 million
•Ending inventory of $92.8 million, representing a decrease of 24% versus a year ago and the lowest level since Q2 2021
•Significantly reduced operating cash use in Q2; generated positive operating cash flow of $0.8 million compared to negative operating cash flow of $24.1 million a year ago.
•Introduced SuperLight collection, featuring an innovative midsole made of the Company’s most lightweight and low-carbon foam to date
•Achieved B Corp recertification, earning an overall score of 96.5, up approximately 18% from the Company’s initial certification in 2016

“We are pleased to report another quarter of solid progress against our strategic transformation plan,” said Joey Zwillinger, Co-Founder and CEO. “Most notably, we gained traction across key benchmarks, including reducing inventory levels, lowering operating cash use and exercising cost control. Our teams are laser focused on the four key pillars under our plan, which has us on track to reignite growth, and improve capital efficiency with the goal of driving improved profitability.”

Second Quarter Operating Results
Net revenue decreased 9.8% to $70.5 million compared to the second quarter of 2022 and increased 3.8% compared to the second quarter of 2021. The year-over-year decrease is primarily attributable to a decrease in average selling price, driven by promotional activity, and an estimated $0.7 million negative impact from foreign exchange (FX).

Gross profit totaled $30.1 million compared to $28.2 million in the second quarter of 2022, and gross margin increased to 42.8% compared to 36.1% in the second quarter of 2022. The increase in gross margin is primarily due to lower inventory write-downs, lower freight and logistics costs, and a higher mix of international sales, partially offset by the decrease in average selling price.

Selling, general, and administrative expense (SG&A) was $46.2 million, or 65.6% of net revenue, compared to $41.7 million, or 53.4% of net revenue in the second quarter of 2022. The increase is primarily attributable to an increase in operational expenses for 16 additional stores opened since the second quarter of 2022, including rent and utility expense, depreciation expense, and headcount.

Marketing expense totaled $12.5 million, or 17.8% of net revenue, compared to $15.8 million, or 20.2% of net revenue in the second quarter of 2022, reflecting a reduction in marketing spend compared to the same period in 2022, driven by decreased digital advertising spend.

Restructuring expense totaled $1.0 million, or 1.5% of net revenue compared to no expense in the second quarter of 2022, primarily as a result of severance payments associated with execution of the strategic transformation plan announced in March 2023.
Net loss was $28.9 million compared to $29.4 million in the second quarter of 2022, and net loss margin was 41.1% compared to 37.6% in the second quarter of 2022.

Adjusted EBITDA1 was a loss of $18.3 million, compared to a loss of $20.8 million in the second quarter of 2022, and adjusted EBITDA margin1 improved to (25.9)% compared to (26.7)% in the second quarter of 2022.

Six Month Operating Results
Net revenue in the first half of 2023 decreased 11.4% to $124.8 million compared to $140.9 million in the first half of 2022 and increased 6.2% compared to the first half of 2021. The year-over-year decrease is primarily attributable to a decrease in average selling price, driven by promotional activity and a higher mix of third party sales, and an estimated $1.9 million negative impact from FX.

Gross profit in the first half of 2023 totaled $52.0 million compared to $60.8 million in the first half of 2022, while gross margin declined to 41.6% in the first half of 2023 versus 43.1% in the same period a year ago. The decrease in gross profit and gross margin is primarily due to the decline in average selling price, partially offset by lower inventory write-downs, lower freight and logistics costs, and a higher mix of international sales.

SG&A in the first half of 2023 was $89.0 million, or 71.3% of net revenue, compared to $80.5 million, or 57.1% of net revenue, in the first half of 2022, with the increase primarily attributable to an increase in operational expenses for 16 additional stores opened since the first half of 2022, including depreciation expense, rent and utility expense, and headcount.

Marketing expense in the first half of 2023 totaled $24.0 million compared to $29.6 million in the first half of 2022 and improved as a percentage of net revenue to 19.2% from 21.0% for the same period last year due to a reduction in marketing spend compared to the same period in 2022, driven by decreased digital advertising spend.

Restructuring expense in the first half of 2023 totaled $4.3 million, or 3.4% of net revenue, compared to no expense in the same period in 2022, primarily as a result of professional fees and severance payments associated with the execution of the strategic transformation plan announced in March 2023.

Net loss in the first half of 2023 was $64.1 million compared to $51.2 million in the first half of 2022, and net loss margin was 51.4% compared to 36.4% in the first half of 2022.

Adjusted EBITDA loss1 in the first half of 2023 was $39.9 million compared to a loss of $33.1 million in the first half of 2022, and adjusted EBITDA margin1 declined to (32.0)% compared to (23.5)% for the first half of 2022.

Strategic Transformation Designed to Drive Sustained and Profitable Growth

During the second quarter, Allbirds made continued progress with the execution of its strategic transformation plan designed to reignite growth in the coming years, as well as improve capital efficiency, and drive improved profitability. The plan, announced in March 2023, focuses on four key areas:

•Reignite product and brand
◦Executing a highly-focused brand strategy that reconnects with core consumers.
•Optimize U.S. stores and slow pace of openings.
◦Driving traffic and conversion to our U.S. fleet and selectively expanding our third party wholesale channel.
1 For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures below.

•Evaluate transition of international go-to-market strategy
◦Evaluating potential distributor partners in certain international markets to grow internationally in a cost- and capital-efficient manner.
•Improve cost savings and capital efficiency
◦Building upon and further accelerating 2022 cost and cash optimization initiatives to accelerate cost of revenue savings and SG&A savings, and improve cash optimization.

Subsequent to the close of the second quarter, Allbirds entered into a non-binding letter of intent with a distributor partner in Canada and a non-binding letter of intent with a distributor partner in South Korea. The distribution arrangements contemplated by these letters of intent are expected to be finalized during the second half of 2023.

Balance Sheet Highlights

Allbirds ended the quarter with $139.9 million of cash and cash equivalents, reflecting a significant improvement in operating cash use. The Company generated positive operating cash flow of $0.8 million for the three months ended June 30, 2023, compared to operating cash use of $24.1 million in the same period a year ago.

Inventories totaled $92.8 million, a decrease of 20.5% compared to $116.8 million at the end of 2022, and a decrease of 24.1% compared to $122.3 million at the end of the second quarter of 2022. The decrease from the end of 2022 is primarily attributable to fewer units of on hand inventory.

Q3 2023 Financial Guidance Targets

Allbirds is providing the following financial guidance targets for the third quarter of 2023, which reflects ongoing work under the Company’s strategic transformation plan:

•Net revenue of $56 million to $61 million, a decrease of 23% to 16% versus the third quarter of fiscal 2022.
•Adjusted EBITDA2 loss of $23 million to $20 million.

The Company will provide additional commentary on 2023 business trends during its earnings call.

Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, August 8, 2023. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com. Information on the Company’s website is not, and will not be deemed to be, a part of this press release or incorporated into any other filings the Company may make with the Securities and Exchange Commission. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Dreamed up in New Zealand, Allbirds launched in San Francisco in 2016 with the ethos of using natural materials to create the world’s most comfortable shoes. With carbon reduction as its north star, Allbirds is paving the way for a more sustainable approach to business through product innovation, industry collaboration (like open
2 A reconciliation of these non-GAAP financial measures to corresponding GAAP financial measures is not available on a forward-looking basis without unreasonable effort as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA, although it is important to note that these factors could be material to our results computed in accordance with GAAP. We have provided a reconciliation of GAAP to non-GAAP financial measures in the section titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for our second quarter 2023 and 2022 results included in this press release.

sourcing its carbon footprint calculator) and being the first footwear brand to carbon label all of its products. www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our strategic transformation plan and related efforts, financial outlook and guidance targets, planned transition to a distributor model in certain international markets, anticipated distributor model arrangements, anticipated distributor model arrangements, focus on improving efficiencies and driving profitability, estimated and/or targeted cost savings, medium-term financial targets, market position, future results of operations, financial condition, business strategy and plans, reducing the carbon footprint of our products, materials innovation and new product launches, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “designed,” “objective,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: our ability to execute our strategic transformation plans, simplification initiatives or our long-term growth strategy; fluctuations in our operating results; our ability to achieve the financial outlook and guidance targets for the third quarter of 2023; our ability to complete transitions to a distributor model in certain international markets; our ability to achieve our cost savings targets by 2025; economic uncertainty in our key markets; impairment of long-lived assets; the strength of our brand; our net losses since inception; the competitive marketplace; our reliance on technical and materials innovation; our use of sustainable high-quality materials and environmentally friendly manufacturing processes and supply chain practices; our ability to attract new customers and increase sales to existing customers; the impact of climate change and government and investor focus on sustainability issues; our ability to anticipate product trends and consumer preferences, including with respect to the product launches we have planned for the second half of 2023; and our ability to forecast consumer demand. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results or performance to differ materially from those contained in any forward-looking statements we may make.

Further information on these risks and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and future reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Use of Non-GAAP Financial Measures

This press release and accompanying financial tables include references to adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP financial measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. These non-GAAP financial measures should not be considered as alternatives to net loss or net loss margin as calculated and presented in accordance with GAAP.
Adjusted EBITDA is defined as net loss before stock-based compensation expense, including common stock warrant expense, depreciation and amortization expense, impairment expense, restructuring expense (consisting of professional fees, severance payments, and other related charges from our August 2022 and March 2023 initiatives), other income or expense (consisting of non-cash changes in the fair value of our equity investments, non-cash gains or losses on foreign currency, and non-cash gains or losses on sales of property and equipment), interest income or expense, and income tax provision or benefit.

Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.

Other companies, including companies in our industry, may calculate these adjusted financial measures differently, which reduces their usefulness as comparative measures. Because of these limitations, we consider, and investors should consider, these adjusted financial measures together with other operating and financial performance measures presented in accordance with GAAP.
Investor Relations:

ir@allbirds.com
Media Contact:

press@allbirds.com

Allbirds, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$70,480	$78,174	$124,832	$140,937
Cost of revenue	40,332	49,983	72,867	80,143
Gross profit	30,148	28,191	51,965	60,794
Operating expense:
Selling, general, and administrative expense	46,207	41,707	88,971	80,462
Marketing expense	12,524	15,813	24,016	29,640
Restructuring Expense	1,041	—	4,280	—
Total operating expense	59,772	57,520	117,267	110,102
Loss from operations	(29,624)	(29,329)	(65,302)	(49,308)
Interest income (expense)	1,034	(35)	1,842	(72)
Other (expense) income	(71)	338	(145)	238
Loss before provision for income taxes	(28,661)	(29,026)	(63,605)	(49,142)
Income tax provision	(276)	(342)	(498)	(2,105)
Net loss	$(28,937)	$(29,368)	$(64,103)	$(51,247)

Net loss per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	$(0.20)	$(0.43)	$(0.35)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	150,829,129	148,646,906	150,455,712	148,088,555

Other comprehensive loss:
Foreign currency translation loss	(762)	(3,398)	(532)	(4,072)
Total comprehensive loss	$(29,699)	$(32,766)	$(64,635)	$(55,319)

Allbirds, Inc.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	57.2%	63.9%	58.4%	56.9%
Gross profit	42.8%	36.1%	41.6%	43.1%
Operating expense:
Selling, general, and administrative expense	65.6%	53.4%	71.3%	57.1%
Marketing expense	17.8%	20.2%	19.2%	21.0%
Restructuring expense	1.5%	—%	3.4%	—%
Total operating expense	84.8%	73.6%	93.9%	78.1%
Loss from operations	(42.0)%	(37.5)%	(52.3)%	(35.0)%
Interest income (expense)	1.5%	0.0%	1.5%	(0.1)%
Other (expense) income	(0.1)%	0.4%	(0.1)%	0.2%
Loss before provision for income taxes	(40.7)%	(37.1)%	(51.0)%	(34.9)%
Income tax provision	(0.4)%	(0.4)%	(0.4)%	(1.5)%
Net loss	(41.1)%	(37.6)%	(51.4)%	(36.4)%

Other comprehensive loss:
Foreign currency translation loss	(1.1)%	(4.3)%	(0.4)%	(2.9)%
Total comprehensive loss	(42.1)%	(41.9)%	(51.8)%	(39.3)%

Allbirds, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$139,909	$167,136
Accounts receivable	4,567	9,206
Inventory	92,849	116,796
Prepaid expenses and other current assets	15,895	15,796
Total current assets	253,220	308,934

Property and equipment—net	52,350	54,340
Operating lease right-of-use assets	93,343	91,232
Other assets	6,907	7,858
Total assets	$405,820	$462,364

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	10,320	12,245
Accrued expenses and other current liabilities	17,333	23,448
Current lease liabilities	13,761	10,263
Deferred revenue	3,742	4,057
Total current liabilities	45,156	50,012

Noncurrent liabilities:
Noncurrent lease liabilities	96,818	95,583
Total noncurrent liabilities	96,818	95,583
Total liabilities	141,974	145,595

Commitments and contingencies (Note 15)

Stockholders’ equity:
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 98,818,595 and 96,768,745 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	10	10
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 52,547,761 and 53,137,729 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	5	5
Additional paid-in capital	570,818	559,106
Accumulated other comprehensive loss	(4,143)	(3,611)
Accumulated deficit	(302,844)	(238,741)
Total stockholders’ equity	263,846	316,769

Total liabilities and stockholders’ equity	$405,820	$462,364

Allbirds, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(64,103)	$(51,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,033	7,069
Amortization of debt issuance costs	25	25
Stock-based compensation	10,972	8,993
Inventory write-down	7,444	11,641
Realized loss on equity investment	84	—
Changes in assets and liabilities:
Accounts receivable	4,585	5,695
Inventory	16,344	(27,468)
Prepaid expenses and other current assets	195	(2,124)
Operating lease right-of-use assets and current and noncurrent lease liabilities	2,685	—
Other assets	—	(3,839)
Accounts payable and accrued expenses	(8,023)	(18,010)
Other long-term liabilities	—	5,615
Deferred revenue	(326)	(982)
Net cash used in operating activities	(20,085)	(64,632)

Cash flows from investing activities:
Purchase of property and equipment	(7,607)	(16,594)
Changes in security deposits	444	(339)
Proceeds from equity investment	166	—
Net cash used in investing activities	(6,997)	(16,933)

Cash flows from financing activities:
Proceeds from the exercise of stock options	229	2,263
Taxes withheld and paid on employee stock awards	(149)	—
Proceeds from issuance of common stock under the employee stock purchase plan	233	823
Payments of deferred offering costs	—	(744)
Net cash provided by financing activities	313	2,342

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(453)	(1,429)
Net decrease in cash, cash equivalents, and restricted cash	(27,222)	(80,652)
Cash, cash equivalents, and restricted cash—beginning of period	167,767	288,576
Cash, cash equivalents, and restricted cash—end of period	$140,545	$207,924

Supplemental disclosures of cash flow information:
Cash paid for interest	$62	$42
Cash paid for taxes	$1,268	$1,122
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable	$603	$825
Non-cash exercise of common stock warrants	$—	$28
Stock-based compensation included in capitalized internal-use software	$429	$558
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$139,909	$207,294
Restricted cash included in prepaid expenses and other current assets	636	630
Total cash, cash equivalents, and restricted cash	$140,545	$207,924

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except share, per share amounts, and percentages)
(unaudited)
The following tables present a reconciliation of adjusted EBITDA to its most comparable GAAP measure, net loss, and presentation of net loss margin and adjusted EBITDA margin for the periods indicated: :

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(28,937)	$(29,368)	$(64,103)	$(51,247)
Add (deduct):
Stock-based compensation expense, including common stock warrant expense	5,302	4,838	10,972	9,145
Depreciation and amortization expense	4,996	3,652	10,107	7,111
Restructuring expense	1,041	—	4,280	—
Other expense (income)	71	(338)	145	(238)
Interest (income) expense	(1,034)	35	(1,842)	72
Income tax provision	277	342	498	2,105
Adjusted EBITDA[1]	$(18,284)	$(20,839)	$(39,943)	$(33,052)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$70,480	$78,174	$124,832	$140,937

Net loss	$(28,937)	$(29,368)	$(64,103)	$(51,247)
Net loss margin	(41.1)%	(37.6)%	(51.4)%	(36.4)%

Adjusted EBITDA	$(18,284)	$(20,839)	$(39,943)	$(33,052)
Adjusted EBITDA margin	(25.9)%	(26.7)%	(32.0)%	(23.5)%
1 We are no longer excluding the revenue and cost of revenue impact associated with the inventory optimization related to the previously announced discontinuation of our first generation apparel business, the Simplification Initiatives, from Adjusted EBITDA. The impact of this change to our adjusted EBITDA for the three and six months ended June 30, 2022 is an increase to Adjusted EBITDA loss of $11.6 million.

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Net Revenue by Primary Geographical Market
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
United States	$50,748	$59,251	$91,584	$108,195
International	19,732	18,923	33,248	32,742
Total net revenue	$70,480	$78,174	$124,832	$140,937

	Store Count by Primary Geographical Market
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
United States	15	19	23	27	32	38	42	42	44
International[2]	12	12	12	12	14	13	16	17	18
Total stores	27	31	35	39	46	51	58	59	62

END OF RELEASE
2 In the third quarter of 2022, we opened two new international stores and had three store leases expire, resulting in a net reduction of one lease.